Exhibit 99.1

Omnicom Group Reports First Quarter 2020 Results

NEW YORK, April 28, 2020 - Omnicom Group Inc. (NYSE: OMC) today announced that its diluted net income per share for the first quarter of 2020 increased two cents, or 1.7%, to $1.19 per share compared to $1.17 for the first quarter of 2019. Net income - Omnicom Group Inc. for the first quarter of 2020 decreased $5.1 million, or 1.9%, to $258.1 million compared to $263.2 million in the first quarter of 2019. Net income - Omnicom Group Inc. for the first quarter of 2020 was reduced by $3.9 million for a non-cash impairment charge related to the decline in the market value of certain of our equity method investments.

Primarily due to the negative effects of foreign exchange rates and disposition activity in excess of acquisitions over the past year, Omnicom’s worldwide revenue in the first quarter of 2020 decreased 1.8% to $3,406.9 million from $3,468.9 million in the first quarter of 2019. The components of the change in revenue included a decrease in revenue from the negative impact of foreign currency translation of 1.4%, a decrease in acquisition revenue, net of disposition revenue of 0.7% and an increase in revenue from organic growth of 0.3% when compared to the first quarter of 2019. Beginning late in the first quarter of 2020, revenue was also negatively impacted by the coronavirus 2019 (“COVID-19”) pandemic.

Organic growth in the first quarter of 2020 as compared to the first quarter of 2019 in our five fundamental disciplines was as follows: Advertising decreased 0.1%, CRM Consumer Experience decreased 1.3%, CRM Execution & Support decreased 0.9%, Public Relations increased 0.2% and Healthcare increased 9.6%.

Across our regional markets, organic growth in the first quarter of 2020 as compared to the first quarter of 2019 was as follows: the United States increased 1.7%, Other North America increased 0.6%, the United Kingdom increased 3.7%, the Euro Markets & Other Europe decreased 2.3%, Asia Pacific increased 2.0%, Latin America decreased 5.0% and the Middle East & Africa decreased 28.4%.

Operating profit in the first quarter of 2020 decreased $8.7 million, or 2.0%, to $420.2 million from $428.9 million during the fourth quarter of 2019. Our operating margin for the first quarter of 2020 decreased to 12.3% versus 12.4% for the first quarter of 2019.

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For the first quarter of 2020, our effective income tax rate decreased to 26.0% compared to 26.8% during the same period in 2019. The decrease was primarily attributable to certain domestic tax credits recognized during the current period.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures in describing our performance. We use EBITA (defined as earnings before interest, taxes and amortization of intangible assets) and EBITA margin (defined as EBITA divided by revenue) as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA margin are useful measures for investors to evaluate the performance of our business.

For the first quarter of 2020, EBITA decreased $9.5 million, or 2.1%, to $441.0 million from $450.5 million in the first quarter of 2019. Our EBITA margin decreased to 12.9% for the first quarter of 2020 versus 13.0% in the first quarter of 2019.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

COVID-19 Business Update

The COVID-19 pandemic has significantly impacted the global economy. Public health efforts to mitigate the impact of the pandemic include government actions such as travel restrictions, limitations on public gatherings, shelter in place orders and mandatory closures. These actions have negatively impacted many of our clients’ businesses and in turn clients have reduced or plan to reduce their demand for our services. As a result, we experienced a reduction in our revenue beginning late in the first quarter of 2020, as compared to the same period in 2019, and is expected to continue for the remainder of the year. Such reductions in revenue could adversely impact our ongoing results of operations and financial position and the effects could be material.

Omnicom Group Inc.

While we expect the pandemic to affect substantially all of our clients, certain industry sectors have been affected more immediately and more significantly than others, including travel, lodging and entertainment, energy and oil and gas, non-essential retail and automotive. Clients in these industries have already acted to cut costs, including postponing or reducing marketing communication expenditures. While certain industries such as healthcare and pharmaceuticals, technology and telecommunications, financial services and consumer products have fared relatively well to date, conditions are volatile and economic uncertainty cuts across all clients, industries and geographies. Overall, while we have a diversified portfolio of service offerings, clients and geographies, demand for our services can be expected to decline as marketers reduce expenditures in the short-term due to the uncertain impact of the pandemic on the global economy.

As a result of the impact on our business, each of our agencies is in the process of aligning their cost structures, including severance actions and furloughs to reduce the workforce, and tailoring their services and capabilities to changes in client demand.

We have recently taken numerous proactive steps to strengthen our liquidity and financial position that we expect will help mitigate the potential impacts of COVID-19, including:

•	The amendment and extension of our $2.5 billion credit facility to February 2025,
•	The suspension of our share repurchase program,
•	The issuance in February of $600 million 10-year 2.45% Senior Notes,
•	The early redemption of the remaining $600 million of 4.45% Senior Notes that were due in August 2020,
•	The issuance in early April of an additional $600 million 10-year 4.20% Senior Notes, and
•	The completion in early April, of a $400 million 364-day revolving credit facility, which is in addition to our existing $2.5 billion revolving credit facility that expires in February 2025.

We have no long-term debt maturing until May 2022.

Definitions - Components of Revenue Change

We use certain terms in describing the components of the change in revenue above.

Foreign exchange rate impact: calculated by translating the current period’s local currency revenue using the prior period average exchange rates to derive current

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period constant currency revenue. The foreign exchange rate impact is the difference between the current period revenue in U.S. Dollars and the current period constant currency revenue.

Acquisition revenue, net of disposition revenue: Acquisition revenue is calculated as if the acquisition occurred twelve months prior to the acquisition date by aggregating the comparable prior period revenue of acquisitions through the acquisition date. As a result, acquisition revenue excludes the positive or negative difference between our current period revenue subsequent to the acquisition date and the comparable prior period revenue and the positive or negative growth after the acquisition date is attributed to organic growth. Disposition revenue is calculated as if the disposition occurred twelve months prior to the disposition date by aggregating the comparable prior period revenue of disposals through the disposition date. The acquisition revenue and disposition revenue amounts are netted in the description above.

Organic growth: calculated by subtracting the foreign exchange rate impact component and the acquisition revenue, net of disposition revenue component from total revenue growth.

Forward-looking Statements

Certain statements in this press release related to the potential impact of the COVID-19 outbreak constitute forward-looking statements, including statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management as well as assumptions made by, and information currently available to, the Company’s management. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “should,” “would,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions.

Forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control. Therefore, you should not place undue reliance on such statements. You should carefully consider this and the other risks and uncertainties that may affect the Company’s business, including those described in Item 1A, “Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report

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on Form 10-K for the year ended December 31, 2019 and other documents filed from time to time with the Securities and Exchange Commission. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

Conference Call

Omnicom will host a conference call to review the first quarter financial results on Tuesday, April 28, 2020 at 8:00 AM (EDT). Participants can listen to the conference call by dialing (877) 692-8955 (domestic) or (234) 720-6979 (international), along with access code 3711425. The call will also be simulcast and archived on our website at: http://investor.omnicomgroup.com/investor-relations/news-events-and-filings.

About Omnicom Group Inc.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 70 countries. Follow us on Twitter for the latest news.

Contacts

Investor Relations:	Media:
Shub Mukherjee	Joanne Trout
shub.mukherjee@omnicomgroup.com	joanne.trout@omnicomgroup.com

Omnicom Group Inc.

Consolidated Statements of Income

Three Months Ended March 31

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2020	2019

Revenue	$3,406.9	$3,468.9
Operating Expenses:
Salary and service costs	2,533.3	2,567.6
Occupancy and other costs	309.6	309.2
Costs of services	2,842.9	2,876.8
Selling, general and administrative expenses	86.8	103.6
Depreciation and amortization	57.0	59.6
	2,986.7	3,040.0
Operating Profit	420.2	428.9
Interest Expense	58.5	63.0
Interest Income	12.7	17.0
Income Before Income Taxes	374.4	382.9
Income Tax Expense	97.4	102.7
Loss From Equity Method Investments	(5.3)	(0.5)
Net Income	271.7	279.7
Net Income Attributed To Noncontrolling Interests	13.6	16.5
Net Income - Omnicom Group Inc.	$258.1	$263.2

Net income per share - Omnicom Group Inc.
Basic	$1.19	$1.18
Diluted	$1.19	$1.17

Weighted average shares (in millions)
Basic	216.6	223.2
Diluted	217.5	224.2

Dividends Declared Per Common Share	$0.65	$0.65

Omnicom Group Inc.

Reconciliation of Non-GAAP Financial Measures - EBITA

Three Months Ended March 31

(Unaudited)

(Dollars in Millions)

	2020	2019

Net Income - Omnicom Group Inc.	$258.1	$263.2
Net Income Attributed To Noncontrolling Interests	13.6	16.5
Net Income	271.7	279.7
Loss From Equity Method Investments	(5.3)	(0.5)
Income Tax Expense	97.4	102.7
Income Before Income Taxes	374.4	382.9
Interest Income	12.7	17.0
Interest Expense	58.5	63.0
Operating Profit	420.2	428.9
Add back: Amortization of intangible assets	20.8	21.6
Earnings before interest, taxes and amortization of intangible assets ("EBITA")	$441.0	$450.5

Revenue	$3,406.9	$3,468.9
EBITA	$441.0	$450.5
EBITA Margin %	12.9%	13.0%

The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA (defined as earnings before interest, taxes and amortization of intangibles) and EBITA Margin (defined as EBITA divided by revenue) for the periods presented. We use EBITA and EBITA margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA margin are useful measures for investors to evaluate the performance of our business. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.